Exhibit 8.1

February 22, 2007

Barclays Global Investors International Inc.

45 Fremont Street,

San Francisco, CA 94105

Re: iShares COMEX Gold Trust Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel to Barclays Global Investors International Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, of Post-Effective Amendment No. 3 on Form S-3 to a registration statement on Form S-1, Registration No. 333-112589 (the “Registration Statement”). The Registration Statement relates to the continuous offering of shares (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of the iShares COMEX Gold Trust (the “Trust”), an investment trust formed on January 21, 2005, under the laws of the State of New York pursuant to the terms of the Depositary Trust Agreement dated January 19, 2005, entered into by and among Barclays Global Investors, N.A. as sponsor, and The Bank of New York, a banking corporation organized under the laws of the State of New York, as trustee (the “Trustee”), and currently governed by the First Amended and Restated Depositary Trust Agreement dated February 6, 2007 (the “Trust Agreement”), entered into by and among the Company as sponsor, Barclays Global Investors, N.A. as initial sponsor, and the Trustee. In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Trust Agreement.

In rendering the opinions expressed herein, we have examined and relied on the Trust Agreement; the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company; and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

February 22, 2007	Page 2

Our opinions are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinions are not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, (i) we are of the opinion, although not free from doubt due to the lack of directly governing authority, that the Trust will be classified as a “grantor trust” for U.S. federal income tax purposes, and (ii) we confirm that the discussion in the Registration Statement under the caption “United States Federal Income Tax Consequences,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Company.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Company. We assume no obligation to update our opinions for events or changes in the law occurring after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP